Exhibit 5.1

MUNGER, TOLLES & OLSON LLP

355 SOUTH GRAND AVENUE

35TH FLOOR

LOS ANGELES, CALIFORNIA 90071

(213) 683-9100

December 10, 2012

Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Air Lease Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on December 10, 2012 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), regarding (i) the offering and sale from time to time of up to 29,479,416 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of the Company (the “Resale Shares”) by the selling stockholders identified therein (the “Selling Stockholders”) and (ii) the registration of 268,125 shares of Class A Common Stock issuable upon exercise of the outstanding warrant (the “Warrant”) originally issued on June 4, 2010 to Commonwealth Bank of Australia to purchase 268,125 shares of Class A Common Stock or Class B non-voting common stock, par value $0.01 per share (“Class B Non-Voting Common Stock” and, together with the Class A Common Stock, the “Common Stock”), at an exercise price of $20.00 per share (the “Warrant Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.  As to certain factual matters, we have relied, without independent verification, on statements and

December 10, 2012

representations of officers and other representatives of the Company and others.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We render this opinion only with respect to the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto.

Based upon foregoing, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion:

1.              The Resale Shares have been validly issued and are fully paid and nonassessable.

2.              When the Warrant Shares have been issued in accordance with the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and reference to our firm name under the caption “Legal Matters” in the Registration Statement and the related Prospectus.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ MUNGER, TOLLES & OLSON LLP